                               PROJECT PROMETHEUS

                     PRESENTATION TO THE BOARD OF DIRECTORS


NOVEMBER 7, 1995                                        PAINEWEBBER INCORPORATED

TABLE OF CONTENTS
                                                                    Tab
                                                                    ---
     -    Transaction Summary. . . . . . . . . . . . . . . . .       I
     -    RCPI Business Review . . . . . . . . . . . . . . . .      II
     -    RCPI Valuation Review. . . . . . . . . . . . . . . .     III
     -    Next Steps . . . . . . . . . . . . . . . . . . . . .      IV

I.  TRANSACTION SUMMARY

- The Agreement and Plan of Merger (the "Agreement") contemplates that 100% of the outstanding shares of Rockefeller Center Properties, Inc. ("RCPI" or the "Company") will be sold for $8.00 per share (the "Offer Price") in cash consideration (the "Transaction") to the "Goldman Investors" (1).

-    The Offer Price equates to the following premiums and multiples:


     GOLDMAN INVESTORS TRANSACTION (2)
     -------------------------------------------------------------------------
     -------------------------------------------------------------------------
     ($ IN MILLIONS)
          Aggregate Fully Diluted:
          Equity Value                                          $  334.6
          Enterprise Value (6/30/95) (3)                         1,065.3


          Enterprise Value (3/31/96) (4)                         1,200.7
     -------------------------------------------------------------------------


     IMPLIED PREMIUMS TO RCPI
     -------------------------------------------------------------------------
     -------------------------------------------------------------------------
                                                                 PREMIUM (5)
                                                                -------------
          Current Stock Price (11/3/95)              $7.63           4.9%
          Unaffected Stock Price (8/1/95) (6)         5.25          52.4%
          52-Week High(7)                             6.75          18.5%
          52-Week Low(7)                              4.00         100.0%

     -------------------------------------------------------------------------


     IMPLIED MULTIPLES TO RCPI (2)
     ----------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------
     ($ IN MILLIONS, EXCEPT PER SHARE FIGURES)                             Median
                                                                -----------------------------
                                                                Comparative       Comparative
                                                Transaction       Company         Transaction
     LATEST TWELVE MONTHS (8):                   Multiple (9)     Multiples         Multiple
                                                ------------     -----------       ----------

       Revenues                      $75.0         14.20x           6.34x             8.56

       Net Operating Income (after
         G & A)                       70.8         15.0            11.0              12.2

       Funds from Operations         (10.0)          NM            10.7              11.7

       Net Income                    (12.1)          NM            29.7              27.6

       Book Value                    486.4          0.69            1.87              1.02

       1995E FFO Per Share (10)      $(1.44)         NM             9.4               N/A

       1996E FFO Per Share (10)        0.44        18.2             9.1               N/A


     ----------------------------------------------------------------------------------------

------------------------------
(1) The "Goldman Investors" is a group comprised of affiliates of Whitehall Street Limited Partnership V, Rockprop, L.L.C. (an affiliate of Tishman Speyer and Crown Equities), David Rockefeller, Exor Group S.A. and Troutlet Investments Corporation.
(2) Based on an $8.00 offer price, 38,260,704 common shares, 4,155,927 warrants and 5,349,541 Stock Appreciation Rights outstanding as of June 30, 1995 and an average exercise price of $5.00 for the warrants and SARs.
(3) Represents equity value plus debt less cash. Balance sheet data as of June 30, 1995.
(4) Represents equity value plus debt and other liabilities assumed as of March 31, 1996.
(5) Premium of $8.00 per share cash Offer Price over the various RCPI stock price measures.
(6) Represents RCPI's stock price the day prior to the press leak concerning the Zell Transaction.
(7) For the 52-week period prior to August 1, 1995, the last day of trading prior to the press leak concerning the Zell Transaction.
(8)  For the latest twelve-month period ended June 30, 1995.
(9) Revenues and NOI are multiples of the Aggregate Fully diluted enterprise value calculated using current (6/30/95) balance sheet data.
(10) Based on First Call estimates as of November 1995.

- Significant conditions to the closing of the Transaction include, among others:

     --   Execution of Agreement.

     --   Termination of the Zell Agreements.

     -- The filing of a satisfactory joint plan of reorganization providing for transfer of the Property to RCPI and the Goldman Investors being reasonably satisfied that the Property will be transferred to RCPI pursuant to the bankruptcy plan.

     --   Obtaining of any required consents.

     -- No material adverse change in the financial condition of RCPI or the financial or physical condition of the Property.

     --   Formal RCPI stockholder approval.

- In the event that the Transaction is not approved by the RCPI stockholders, RCPI's Board will have the option to conduct a rights offering (the "Rights Offering") upon terms pre-negotiated with Goldman, Sachs & Co. ("Goldman"). Goldman has agreed to the Rights Offering only on the condition that the Board recommend the Transaction to RCPI stockholders. The Rights Offering will include the following principal terms:

     -- An exercise price per share of less than "Fair Market Value," but a minimum of $6.50 per share.

     -- The Rights Offering will raise gross proceeds of approximately $200 million.

     -- RCPI stockholders will receive rights to acquire approximately 0.80 of a new RCPI share for each share held.

     -- Goldman will have the option to purchase up to 5.5 million common shares within three years at a price equal to (i) $7.625 per share within the two year period following the Rights Offering or (ii) $8.00 per share in the third year following the Rights Offering.

     -- Goldman will maintain its current 19.9% fully diluted equity ownership position prior to the exercise of its option to purchase common shares.

     -- The 14% Whitehall Debentures will remain outstanding and will be subordinated to a maximum of $780 million of debt.

TRANSACTION SUMMARY

HISTORY OF TRANSACTION

- DECEMBER 29, 1994 -- RCPI raised $225 million through a private placement to Goldman affiliates of debt, warrants and stock appreciation rights ("SARs").

- MAY 11, 1995 -- Rockefeller Center Properties and RCP Associates (collectively, the "Borrower") filed for protection under Chapter 11 of the Federal Bankruptcy Code, thereby depriving RCPI of its only significant source of income and the ability to enforce its rights under RCPI's
     $1.3 billion mortgage loan.

- MAY THROUGH AUGUST 1995 -- At the direction of RCPI's Board, PaineWebber held discussions with over thirty sophisticated real estate and securities investors for various financings.

          --   Over 15 investors signed confidentiality agreements.

          -- Five investors provided term sheets for various equity financings and/or transactions.


- JULY 21, 1995 -- The Company issued a press release stating that the Company had directed PaineWebber to explore strategic alternatives for RCPI. The Company's review of strategic alternatives was widely reported in the business press.

- AUGUST 16, 1995 -- RCPI announced the execution of a Letter of Intent for a $250 million investment (described below) by Sam Zell's Equity Office Holdings, The Walt Disney Company and other institutional investors (the "Zell Investors").

- AUGUST 18, 1995 -- RCPI signed an Investment Agreement with an affiliate of the Zell Investors for $33 million of short term funding. This funding was intended to permit RCPI to defer insolvency and a potential Chapter 11 bankruptcy filing until February 1996.

- SEPTEMBER 11, 1995 -- RCPI signed an Agreement with the Zell Investors for a $250 million equity investment (the "Zell Agreement"). The Zell Agreement contemplated a reorganization and merger of RCPI into a new real estate investment trust ("Nureit") and a $250 million equity investment by Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III in Nureit. Under the Agreement, the Zell Investors would purchase 45.5 million Nureit shares for $5.50 per share and receive approximately 3,000,000 SARs with a strike price of $5.50 which, together, would provide the Zell Investors with a 50% ownership of Nureit on a fully diluted basis.

TRANSACTION SUMMARY

- The table below summarizes the proposals that RCPI has received since the Company signed the Agreement with the Zell Investors on September 11, 1995 and the status of such proposed transactions.

SUMMARY OF TRANSACTIONS PROPOSED SINCE THE SEPTEMBER 11, 1995 EXECUTION OF THE ZELL AGREEMENT
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            RCPI
DATE      PROPOSAL                                                                                       STATUS      BOARD POSITION
-------   ------------------------------------------------------------------------------------          -------    -----------------
9/11/95   Goldman made an unsolicited recapitalization proposal which included  (i) $6.50 per           Expired       No Action
          share for $100 million of common stock placed to Goldman, (ii) a standby commitment for a
          $100 million rights offering at $6.50 per share and (iii) a three-year standby commitment for an additional $50 million rights offering.  The initial $200 million investment would represent 45% of RCPI's total shares.

9/28/95   Gotham Partners made an unsolicited $5.50 per share rights offering proposal for $105       Outstanding     No Action
          million of common stock representing 33% of RCPI's total shares.

10/1/95   The Goldman Investors made an unsolicited offer of $7.75 per share for 100% of RCPI's       Outstanding     No Action
          existing shares, subject to downward adjustments for certain liabilities.

10/5/95   The Zell Investors offered an unsolicited revision to the Zell Agreement, proposing to      Outstanding     No Action
          reduce the private placement to the Zell Investors to $100 million, with the remaining
          $150 million to be raised through a Nureit rights offering at $5.50 per share.

10/27/95  The Zell Investors made an unsolicited proposal to purchase RCPI's principal asset, the       Expired       No Action
          participating mortgage on Rockefeller Center, for approximately $4.67 per share in cash and a mortgage note theoretically valued at between $2.44 to $2.56 per share (assuming a transaction closing on 3/31/96 and without a reserve for potential litigation), for total consideration of $7.11 to $7.23 on a fully diluted basis.

11/6/95   The Goldman Group proposed the Transaction terms of $8.00 per share in cash for 100% of     Outstanding       Under
          RCPI's common shares with a pre-negotiated Rights Offering which the Board will have the                  Consideration
          option to execute in the event stockholders do not approve the Transaction.
------------------------------------------------------------------------------------------------------------------------------------

II. RCPI BUSINESS REVIEW

INDUSTRY REVIEW (1)

- While the Midtown Manhattan office market continues to recover, leasing activity during 1995 has been more modest than in 1994. Midtown Manhattan total leasing activity for the first nine months of 1995 was 12.8 million square feet, compared to 13.4 million square feet for the first nine months of 1994.

- Total office leasing activity for the first nine months of 1995 for all of Manhattan amounted to 19.9 million square feet, which was slightly more than the 18.8 million square feet of total leasing activity for the first nine months of 1994.

- In the Sixth Avenue / Rockefeller Center submarket, leasing activity in 1995 (through the third quarter) reached approximately 1.9 million square feet, however, year to date Class A office absorption in this submarket has not been positive. The overall Class A vacancy rate in this submarket is 9.1% of a total inventory of 34.5 million square feet, with the bulk of available space representing less desirable locations or office configurations.

- Direct asking rental rates for Class A office space in the Sixth Avenue / Rockefeller Center submarket rose approximately 7% from $38.55 per square foot in the first quarter of 1995 to $41.21 in the third quarter of 1995.

- The overall office market concession packages currently demanded by tenants and offered by landlords continue to be consistent with 1994 concession packages.


-------------------------
(1) Source:  Cushman & Wakefield, November 1995.

RCPI BUSINESS REVIEW

INDUSTRY REVIEW

COMPARATIVE GROWTH ANALYSIS (LTM)
[bar chart]
----------------------------------------
                   / / RCPI(1) /X/ REIT INDEX(2)

REVENUE GROWTH        (87.4)%     3.6%
NOI GROWTH (3)        (30.0)%    12.3%
FFO GROWTH           (134.5)%    14.9%
PROJECTED FFO
 GROWTH (4)              NM      11.9%
----------------------------------------

COMPARATIVE MARGIN ANALYSIS (LTM)
[bar chart]
----------------------------------------
                  / / RCPI(1) /X/ REIT INDEX(2)

NOI MARGIN (3)         94.4%     55.5%
FFO MARGIN            (13.4)%    37.1%
NET MARGIN            (16.1)%    14.8%
DEBT/TOTAL
 MARKET CAP            83.9%     36.1%
DIVIDEND YIELD (5)      N/A       8.4%
----------------------------------------

------------------------------
(1)  Represents LTM (latest twelve month) period ending June 30, 1995.
(2) Based on median figures for the REIT Index, an index of Arbor Property Trust, Beacon Properties Corp., Carr Realty Corp., MGI Properties, Mellon Particpating Mortgage Trust and Property Capital Trust (the "REIT Index"). Excludes not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4) Based on median projected 2-year annual growth in funds from operations ("FFO") from 1994 to 1996E for RCPI and the REIT Index, as published by First Call.
(5) Represents annual indicated dividend divided by current stock price. RCPI currently pays no dividend.

RCPI BUSINESS REVIEW

INDUSTRY REVIEW

COMPARATIVE GROWTH ANALYSIS (1992 - PRESENT)
[bar chart]
-----------------------------------------------
-----------------------------------------------
                    / / RCPI   /X/REIT Index (1)

REVENUE GROWTH        (13.5)%     5.5%
NOI GROWTH            (14.1)%    13.7%
FFO GROWTH              N/M      18.0%
-----------------------------------------------

COMPARATIVE AVERAGE MARGIN ANALYSIS (1992 - 1994)
[bar chart]
-----------------------------------------------
-----------------------------------------------
                   / / RCPI   /X/REIT Index (1)

NOI MARGIN (2)         96.4%     51.2%
FFO MARGIN             29.8%     29.7%
NET MARGIN             29.2%     12.6%
-----------------------------------------------

------------------------------
(1) Based on median figures for the REIT Index as defined on page six. Excludes not meaningful numbers, designated as "NM."
(2)  Represents net operating income after general and adminstrative expenses.

RCPI BUSINESS REVIEW

MARKET REVIEW

RCPI HAS PERFORMED UNEVENLY AGAINST THE MARKET DURING THE LAST TWENTY-TWO MONTHS

[graph]

Line graph showing RCPI's stock price during the period January 1, 1994 to November 3, 1995 as compared to a REIT Index comprised of the Comparative Companies and the S&P 500 Index.

------------------------------------------------------------
                     01/01/94 -      01/01/95 -    08/02/95-
                     12/31/94        08/01/95      PRESENT
                     ----------      ----------    ---------
RCPI                  (25.9)%          5.0%          45.2%

REIT Index             (5.5)%          6.1%           1.5%

S&P 500                (1.3)%         21.9%           5.5%
------------------------------------------------------------


RCPI MARKET MULTIPLE ANALYSIS (1)
[bar chart]
--------------------------------------------------
                    / / RCPI    /x/REIT Index (2)

REVENUE                12.42x          6.34x
NOI (3)                13.2x          11.0x
TRAILING FFO            NM            10.7x
1995 FFO (4)            NM             9.4x
1996 FFO (4)           11.9x           9.1x
BOOK VALUE              0.41x          1.87x
--------------------------------------------------

------------------------------
(1) (Based on closing stock price of $5.25 for RCPI on August 1, 1995 (the last day of trading prior to the Zell Transaction press leak) and closing stock prices as of November 3, 1995 for the REIT Index.
(2) Based on median multiples for the REIT Index, as defined on page six. Excludes negative and not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4)  Based on First Call estimates as of November 1995.

RCPI BUSINESS REVIEW

MARKET REVIEW

RCPI HAS UNDERPERFORMED THE COMPARATIVE REIT INDEX AND THE S&P 500 OVER THE PAST FIVE YEARS

[graph]

Line graph showing RCPI's stock price during the period January 1, 1990 to November 3, 1995 as compared to a REIT Index comprised of the Comparative Companies and the S&P 500 Index.

------------------------------------------------------------------------------
                       01/01/90 -    01/01/93 -     01/01/95 -   08/02/95-
                       12/31/92      12/31/94       08/01/95      PRESENT
                       ----------    ----------     ----------   ---------
RCPI                    (23.2)%           (29.8)%        5.0%        45.2%
REIT Index              (32.1)%            82.9%         6.1%         1.5%
S&P 500 Index            15.4%              4.4%        21.9%         5.5%
------------------------------------------------------------------------------

RCPI BUSINESS REVIEW

MARKET REVIEW

[graph]

Line graph showing RCPI's stock price during the period January 1, 1993 to November 3, 1995 with graph marked to pinpoint events.


Note: Represents closing stock prices. On November 17, 1994, RCPI shares traded as low as $3.75 in inter-day trading.

KEY TO EVENTS
A.   April 19, 1993        Negative BARRON'S article published.
B.   February 14, 1994     Second negative BARRON'S article published.
C.   February 18, 1994     Mitsubishi Estate Co. downgraded by Moody's due to
                           obligations on Rockefeller Center.
D.   November 14, 1994     10Q filing concerning Borrower's ability to continue
                           interest payments.
E.   November 18, 1994     Goldman, Sachs financing announced.
F.   May 11, 1995          Borrowers file for bankruptcy.
G.   August 2, 1995        NEW YORK DAILY NEWS report on rumor of Zell
                           Transaction published.
H.   August 16, 1995       Announcement of Zell Transaction.
I.   August 17, 1995       Tishman Speyer announces interest in RCPI.
J.   September 11, 1995    Zell Transaction agreement executed and Goldman
                           Rights Offering proposal announced.
K.   October 1, 1995       Goldman Investors propose $7.75 per RCPI share.
L.   October 27, 1995      Zell Investors offer approximately $7.11 to $7.23 per
                           RCPI share for RCPI's mortgage.

RCPI BUSINESS REVIEW

M&A MARKET REVIEW

PREMIUMS PAID IN SELECTED REIT TRANSACTIONS
[bar graph]
------------------------------------------------
             / / RCPI (1)  /x/ REIT Transactions (2)

REVENUE           14.20x          8.56x
NOI (3)           15.0x          12.2x
FFO                NM            11.7x
NET INCOME         NM            27.6x
BOOK VALUE         0.69x          1.02x
PREMIUM OVER
  STOCK PRICE     60.0%          28.0%
------------------------------------------------


PERFORMANCE OF RCPI VERSUS SELECTED REITS PRIOR TO ACQUISITION
[bar graph]
------------------------------------------------
              / / RCPI     /x/ REIT Transactions

NOI MARGIN (3)    94.4%          52.3%
FFO MARGIN       (13.4)%         42.7%
NET MARGIN       (16.1)%         15.6%
DEBT/TOTAL
  MARKET CAP      83.9%          57.5%
------------------------------------------------

------------------------------
(1) Based on an $8.00 per share Offer Price, 38,260,704 common shares, 4,155,927 warrants and 5,349,541 SARs outstanding as of June 30, 1995 and an average exercise price of $5.00 for the warrants and SARs.
(2) Based on median multiples paid and median margins for the LTM period prior to acquisition for the target companies in ten REIT acquisitions (the "REIT Transactions"). Excludes not meaningful numbers.
(3)  Represents net operating income after general and administrative expenses.
(4)  Based on a $5.00 per share price for RCPI as of July 17, 1995 (the date
     30 days prior to the announcement of the Zell Transaction).

RCPI BUSINESS REVIEW

OVERVIEW

CURRENT STRUCTURE AS OF SEPTEMBER 30, 1995 (1)

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                                             Current Coupon
                                                                                          Convertible Debentures
                                                                                             $213.2 million

                                                                                               Zero Coupon
                                                                                           Convertible Debentures
                                                                                             $351.7 million

                                                                                           Floating Rate Notes
                                                 $1.3 billion                                $116.3 million
                                              Participating Loan

         The Borrower    Rockefeller                              Rockefeller Center
          (100% owned      Center                                  Properties, Inc.
            by RGI)     (the Property)        71.5% Equity Option       (RCPI)               14% Debentures
                                                                                               $75 million

                                                                                          Working Capital Loan
                                                                                               $10 million

                                                                                              Common Stock
                                                                                            38,260,704 shares

                                                                                               Warrants and
                                                                                          Stock Appreciation Rights
                                                                                             4,155,927 Warrants
                                                                                              5,349,541 SARs
-------------------------------------------------------------------------------------------------------------------

--------------------
(1)  Debt principal amounts as per RCPI's draft 10Q for September 30, 1995.

RCPI BUSINESS REVIEW

OVERVIEW

SUMMARY OF COMPANY AND PROPERTY RELATIONSHIPS

                                  THE PROPERTY

MAJOR ASSETS
                                                 Rentable Area      Occupancy
              Building                          (sq. ft)(1)(2)    Percentage(2)
------------------------------------            --------------    -------------
GE                                                 1,875,779          99.4%
NBC Studio                                           384,592         100.0
GE West                                              151,687         100.0
1270 Avenue of the Americas(3)                       389,091          75.9
Associated Press                                     400,417          68.7
International                                      1,034,139          88.0
British Empire                                       102,669          96.7
La Maison Francaise                                  104,794          96.0
One Rockefeller Plaza                                470,729          93.7
Ten Rockefeller Plaza                                291,495          52.9
Simon and Schuster (with Addition)                   600,374          89.5
600 Fifth Avenue                                     355,312          95.7
Additional Property(4)                                28,421         100.0
                                                   ---------         -----
     Total                                         6,189,449          90.2%

MAJOR LIABILITIES
$1.3 billion Convertible Participating Mortgage Loan
(Currently in Default)

EQUITY OWNERSHIP
RGI:  80% Mitsubishi, 20% Rockefeller

                      /\
MORTGAGE LOANS         |
                       |


                       |
INTEREST PAYMENTS      |
                      \/

71.5% EQUITY OPTION


                                   THE COMPANY


MAJOR ASSETS
$1.3 billion Convertible Participating Mortgage Loans (Currently in Default) Base interest rate (pre 12/31/2000); 7.725%--8.430%, currently 8.390%
Floating interest rate thereafter (if not converted). LIBOR + (0.25%--1.0%) Convertible on 12/31/2000 into 71.5% general partnership interest


MAJOR LIABILITIES

                                                    Current       9/30/95 Face
                                                     Rate        Amount (000's)
                                                --------------   --------------
Current Coupon Convertible Debentures                  13.00%       $213,170
Zero Coupon Convertible Debentures                     10.22         351,725
Floating Rate Notes                             LIBOR + 4.00         116,296
Whitehall Debentures                                   14.00          75,000
Working Capital Loan                                   10.00          10,000


EQUITY OWNERSHIP
Common Stock:                 38,260,704 Shares outstanding
Warrants:                      4,155,927 Warrants outstanding (5)
Stock Appreciation Rights:     5,349,541 SARs outstanding (5)


---------------
(1) Measured in accordance with the standard for measurement promulgated by the New York Real Estate Board in 1968.
(2)  Area and occupancy at December 31, 1994.
(3) Radio City Music Hall is included as part of this building but excluded from the rentable area and occupancy percentage data.
(4) Including the underground concourse and lower plaza and includes the Lindy's and Hurley's restaurant buildings.
(5) Issued to Whitehall Street Real Estate Limited Partnership V. Exerciseable at $5.00 per share.

RCPI BUSINESS REVIEW

FINANCIAL FORECAST REVIEW

- Without a transaction or additional financing, RCPI will be unable to make its required interest payment on January 2, 1996.


PROJECTED RCPI MONTHLY CASH FLOW (1)


                                                            1995                                         1996
                                            ------------------------------------          -----------------------------------
                                            OCT.            NOV.           DEC.           JAN.           FEB.           MAR.
                                            -----           -----          -----          -----          -----          -----

CASH SOURCES
Beginning Free Cash Balance                                 $13.1          $12.0         $  2.3         $(26.7)        $(28.0)
Estimated Interest Income                                     0.1            0.1            0.0              -              -
                                                            -----          -----         ------         ------         ------
     Total Cash Sources                                     $13.2          $12.1         $  2.3         $(26.7)        $(28.0)

CASH REQUIREMENTS
Dividends                                                   $   -          $   -         $    -         $    -         $    -
Total Interest Expenses                                         -            8.3           27.7              -            2.9
Total Operating Expenses (2)                                  1.2            1.5            1.3            1.3         $  1.3
                                                            -----          -----         ------         ------         ------
     Total Cash Requirements                                $ 1.2          $ 9.8         $ 29.0         $  1.3         $  4.2

Ending Cash Balance (Deficit)                $13.1           12.0            2.3         $(26.7)        $(28.0)        $(32.2)


---------------
(1)  Projections provided by RCPI Management.
(2) Interest payment on the Current Coupon Convertible Debentures scheduled for December 31, 1995 is payable on January 2, 1996.

RCPI BUSINESS REVIEW

FINANCIAL FORECAST ASSUMPTIONS

As provided by RCPI management, the principal assumptions of the "stand-alone" case include, among others:

- RCPI does not enter into a financing transaction and defaults on its interest expense and swap obligations beginning on December 1, 1995. RCPI files for bankruptcy prior to December 31, 1995.

- RCPI secures $15 million of Debtor-in-Possession ("DIP") or other financing to meet its general and administrative expenses through its own bankruptcy proceeding. This financing, which is assumed to mature concurrently with RCPI's exit from bankruptcy, bears interest at a rate of LIBOR + 150 basis points (plus a 1.5% up-front fee on the financing), compounded monthly.

- The Borrower continues to fund Property operating shortfalls through the use of the Borrower's DIP financing.

- RCPI's interest payable and swap expenses accrete through the Company's bankruptcy period. Floating Rate Note and Whitehall Debenture interest accrete at default rates of LIBOR + 800 basis points and 18%, respectively.

- The Property is transferred to RCPI without cash and with the Borrower's DIP financing fully repaid. Any remaining cash in the Property prior to transfer (estimated to be approximately $8 million) is used to offset property-level bankruptcy obligations attributable to RCPI.

- As part of the resolution of the Borrower's bankruptcy, RCPI assumes $17 million of property-level obligations (in addition to the $8 million in excess property-level cash referenced above).

- RCPI's stock is assumed to trade at a price similar to its trading price at the time of the Property's bankruptcy (a range of $4.25 to $5.63, with an average of $5.16).

RCPI BUSINESS REVIEW

-    RCPI's plan of reorganization will include the following:

          -- RCPI raises approximately $278 million in equity financing through: (i) a $115 million private placement of common shares at $4.25 per share and (ii) a $163 million rights offering to common stockholders at $4.25 per share. The net proceeds from the equity offerings are used to redeem (i) the Floating Rate Notes with accrued interest, (ii) the 14% Debentures with accrued interest and yield maintenance and (iii) the unsecured working capital loan. Excess cash is used for working capital purposes.

          -- RCPI raises $365 million in new commercial bank debt financing at 10%. The net proceeds from the debt financing are used to redeem the Current Coupon Convertible Debentures at par plus accrued interest and to meet other Company liabilities.

          --   The Zero Coupon Convertible Debentures remain outstanding.

          -- The warrants and SARs remain outstanding without anti-dilution and certain other restrictive provisions.

          -- RCPI's 9.8% equity ownership restriction is modified to allow for larger ownership positions at the Board's discretion.

- Rockefeller Center Property cash flow projections have been prepared by The Realtech Group and assume a lease-up to an approximate 96% economic occupancy by January 1, 1998. The projections are the cash flow projections presented to the Board on August 3, 1995, as updated by The Realtech Group to reflect Property operations through September 1995.

- Dividends are set at a maximum of $0.60 per share through 2000, with remaining cash to be used to prepay the commercial bank loan.

- RCPI and the Borrower simultaneously exit from bankruptcy on December 31, 1996 with RCPI owning fee title to the Property.

RCPI BUSINESS REVIEW

FINANCIAL FORECAST REVIEW

FINANCIAL FORECAST SUMMARY (1)

[bar chart]

($ IN MILLIONS)

/X/  FUNDS FROM OPERATIONS(2)
/ /  TOTAL REVENUE(3)

FFO Margin          1992       30.5%              2000       11.4%
                    1993       27.6%              2001       13.4%
                    1994       25.3%              2002       15.7%
                    1995         NM               2003       18.0%
                    1996         NM               2004       17.3%
                    1997        0.0%              2005       15.7%
                    1998       14.1%              2006       14.9%
                    1999       13.6%              2007       17.7%


(FOR THE YEARS ENDED 12/31)

                      HISTORICAL                   PROJECTED
                                    ----------------------------------------
                     (1992 - 1994)  1995 - 1996  (1997 - 2000) (2001 - 2007)
                     -------------  -----------  ------------- -------------
Revenue CAGR             (5.5)%          NM           9.4%          4.4%
FFO $ CAGR              (14.0)%          NM            NM           9.3%
Average FFO Margin       27.8%           NM           9.8%         16.1%

---------------
(1) Based on RCPI Management's financial forecast for 1995 through 2007. Property cash flow projections provided by the Realtech Group using RCPI management assumptions. Assumes RCPI and Borrower simultaneously exit from bankruptcy on December 31, 1996.
(2) Through 1996, FFO represents loan interest received after interest and operating expenses. Beginning 1997, FFO represents Property-level net cash flow before capital expenses and after interest and operating expenses.
(3) Total Revenue primarily represents loan interest received through 1996 and, beginning January 1, 1997, annual effective gross income from the Property.

RCPI BUSINESS REVIEW

FINANCIAL FORECAST REVIEW

FINANCIAL FORECAST SUMMARY (1)

($ IN MILLIONS)

Debt as % of Mortgage                   1992       67.7%
                                        1993       58.3%
                                        1994       58.8%
                                        1995       59.6%
                                        1996         NA

Debt as % of Property Value             2007       41.5%


PROJECTED DISTRIBUTION TO STOCKHOLDERS

                    1996      $0.00               2002     $ 0.28
                    1997      $0.25               2003     $ 0.47
                    1998      $0.60               2004     $ 0.31
                    1999      $0.60               2005     $ 0.30
                    2000      $0.60               2006     $ 0.11
                    2001      $0.16               2007     $12.45

---------------
(1) Based on the 1995 through 2007 financial forecast provided by RCPI management. Assumes RCPI and the Borrower simultaneously exit from bankruptcy on December 31, 1996 with RCPI owning fee title to the Property.
(2) Based on discounted cash flow methodology set forth in the Douglas Elliman Appraisal, dated December 31, 1994. Cash flow projections by the Realtech Group using RCPI management assumptions.
(3) December 31, 1996 Property value estimate not available. See footnote six for clarification.
(4) Principal amount only; does not include $35.9 million of interest in arrears.
(5) Pro forma for RCPI's recapitalization, upon exit from bankruptcy. The Zero Coupon Convertible Debentures and a new commercial bank loan will be outstanding.
(6) Mortgage amounts have been used for years prior to transfer of the Property to RCPI (1992-1996). Property value has been estimated for 2007 using the valuation methodology described above.

III. RCPI VALUATION REVIEW

SUMMARY

IMPLIED VALUATION

($ IN MILLIONS, EXCEPT PER SHARE DATA)       FULLY DILUTED      FULLY DILUTED
                                             EQUITY VALUE    PER SHARE VALUE (1)
                                             -------------   -------------------

Market Value
    Current (11/3/95)                          $364.2              $7.63
    Unaffected Stock Price (8/1/95)             250.8               5.25
    52-Week High (2)                            322.4               6.75
    52-Week Low (2)                             191.0               4.00
Book Value (3)                                  486.4              11.18
Discounted Equity Valuation (4)             $221.2 - $321.5    $4.63 - $6.73
Comparative Transaction Valuation (5)(6)     252.2 -  293.3     5.28 -  6.14
Comparative Company Valuation (5)(7)         198.2 -  387.4     4.15 -  8.11
Summary RCPI Valuation                      $220.0 - $320.0    $4.61 - $6.70

---------------
(1) Based on 38,260,704 common shares, 4,155,927 warrants and 5,349,541 SARs outstanding as of June 30, 1994.
(2) For the 52-week period prior to August 1, 1995, the last day of trading prior to the press leak concerning the Zell Transaction.
(3) Based on 38,260,704 common shares, 4,155,927 warrants and 5,349,541 SARs outstanding as of June 30, 1994 and an average exercise price of $5.00 for the warrants and SARs.
(4) For assumptions concerning the Discounted Equity Valuation, see pages 15 and 16, entitled "Financial Forecast Assumptions." Assumes discount rates between 12.0% and 14.0% and terminal values of $1.71 billion in 2000 and $2.26 billion in 2007.
(5) Based on latest twelve months operating results for RCPI for the period ended June 30, 1995.
(6) Based on low comparative transaction multiples for the REIT Transactions. Excludes negative and not meaningful numbers.
(7) Based on low comparative company multiples using closing stock prices on November 3, 1995 and latest twelve-month operating results for the REIT Index, as defined on page six. Excludes negative and not meaningful numbers.

IV.  NEXT STEPS

OVERVIEW

                                                       APPROXIMATE TIMING
-   Execute Agreement and Issue Press Release          November 7, 1995

                                               WEEK OF:
-   File Plan of Reorganization in Borrower's
     Bankruptcy Court                                  December 4, 1995

-   File Proxy with S.E.C.                             December 11, 1995

-   Proxy Approved by SEC                              February 5, 1996

-   Special Stockholder Meeting                        March 18, 1996

-   Close Merger                                       March 25, 1996


Note: The dates above are approximate and can vary meaningfully based primarily on bankruptcy court and S.E.C. approval.